Exhibit 99.1
Princeton National Bancorp, Inc. Announces Promotion
of CFO and hiring of Executive Vice President
& Banking Group Manager
September 3, 2009: Princeton National Bancorp, Inc. (NASDAQ: PNBC), the holding company of Citizens First National Bank, today reported the appointment of Todd D. Fanning as Executive Vice President & Chief Financial Officer and the hiring of Thomas D. Ogaard as Executive Vice President & Banking Group Manager.
Fanning joined the Company in December of 1990 as Assistant Vice President & Controller, was promoted to Vice President & Controller in 1993, Vice President & Chief Financial Officer in 1997, and Senior Vice President & Chief Financial Officer in 2005.
President & CEO Tony J. Sorcic stated, “We are very pleased to announce the promotion of Todd Fanning to Executive Vice President & Chief Financial Officer. Todd is an integral part of the management team and his dedication and knowledge have been instrumental in the Company’s growth and success.”
Fanning has a Bachelors of Science degree in Accounting from Illinois State University and obtained his Certified Public Accounting certification in 1988. He is a currently president of the Hall High School Board of Education, an elder of the First Baptist Church in Princeton, and president of the Spring Valley Flag Football League, and has coached little league baseball for over seventeen years, served as an instructor for Junior Achievement and been a member of the Bureau Country Senior Citizens Association Board of Directors. Todd and his wife Rachel have four children, Chelsae (24), Gregg (21), Derek (18), and Brett (14).
Fanning stated, “I was fortunate to join the Company nineteen years ago at a time when there was much opportunity for growth in banking and for myself personally. I am thankful to be part of such a great organization committed to the customers, communities and shareholders we serve. I look forward to the continued success of our Company.”
Ogaard, who joined the Company today, has experience in all areas of banking. Ogaard started his career in banking in 1978 and most recently was employed by State Bank of Park Rapids in Park Rapids, Minnesota as Executive Vice President & Chief Loan Officer.
President Sorcic commented, “Mr. Ogaard will be a fine addition to our outstanding management team. His wealth of banking knowledge will be a tremendous asset as the Company continues to grow. We look forward to many future successes with him on our team.”
Ogaard noted, “I am especially pleased to join such a solid financial institution like Citizens First National Bank. They are a first class organization and I am fortunate enough to become a part of the team. They really care about the communities they serve and I look forward to becoming involved in local initiatives.”
Ogaard has a Bachelors of Science in Business Administration from Bemidji State University, in Bemidji, Minnesota. He has been active in such organizations as Chambers of Commerce,

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Habitat for Humanity, United Way, Junior Achievement, and has served as a youth baseball, softball and hockey coach and as treasurer, board member and a member of the finance committee of his church. Tom and his wife Mary Kay have five children, Jennifer (31), Jason (27), Katie (23), Alissa (22), and Whitney (17).
Princeton National Bancorp, Inc. is the parent holding company of Citizens First National Bank, a $1.258 billion community bank with strategic locations in 8 counties in northern Illinois. The Company is well-positioned in the high growth counties of Will, Kendall, Kane, Grundy, DeKalb and LaSalle plus Bureau and Marshall. Communities include: Aurora, DePue, Genoa, Hampshire, Henry, Huntley, Millbrook, Minooka, Newark, Oglesby, Peru, Plainfield, Plano, Princeton, Sandwich, Somonauk and Spring Valley. The Subsidiary Bank, Citizens First National Bank, provides financial services to meet the needs of individuals, businesses and public entities.
This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. These forward-looking statements are identified by the use of words such as 1) believes, 2) anticipates, 3) estimates, 4) expects, 5) projects or similar words. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. The figures included in this press release are unaudited and may vary from the audited results.

Inquiries should be directed to:	Lou Ann Birkey, Vice President — Investor Relations, Princeton National Bancorp, Inc. (815) 875-4444, E-Mail address: pnbc@citizens1st.com

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